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                                                             EXHIBIT 4.20


                                   GUARANTEE

IN CONSIDERATION OF Canon (UK) Limited (registered number 1264300), a company incorporated under the laws of England, whose registered office is at Canon House, Manor Road, Wallington, Surrey 6M6 0AJ, United Kingdom ("Canon"), agreeing to enter and entering into an agreement ("the Agreement") with Interface Systems International Limited (registered number 2100227), a company incorporated under the laws of England, whose registered office is at 881/882 Plymouth Road, Slough, Berkshire, SL1 4LP, United Kingdom ("the Distributor"), to supply Canon products to the Distributor.

1) Interface Systems Inc. ("the Guarantor"), (registered number 38-1857379) a company incorporated under the laws of the State of Delaware, whose registered office is at 5855 Interface Drive, Ann Arbor, Michigan 48103, USA, and which is the sole shareholder of the Distributor.

            HEREBY GUARANTEES to Canon the payment of all monies now or at any time hereafter to become due to Canon under the Agreement, but so that the Guarantor's liability to Canon is in no event to exceed the sum of two million five-hundred thousand pounds sterling (L.2,500,000).

2)   The Guarantor HEREBY AGREES as follows:

      A. Canon is to be at liberty to grant to the Distributor such extension of credit or time for payment, or other indulgences as Canon thinks proper without in any way discharging or impairing the Guarantor's liability toward Canon under this Guarantee.

      B.   The Guarantee is to be a continuing guarantee.

      C. For all purposes the liability of the Guarantor to Canon under this Guarantee, every sum of money which may from time to time become due or owing to Canon shall be deemed to continue to be due and owing to Canon by the Distributor until the same be actually repaid to Canon, notwithstanding the bankruptcy or winding up of the Distributor. All dividends, compositions and payments received by the Distributor or from the Distributor's estate, whether in bankruptcy or otherwise, or if the Distributor is a company, in the event of liquidation, wind-up or reconstruction, shall be taken and applied by Canon as payments in gross and the right of the Guarantor to be subrogated to Canon shall not arise until Canon has received the full amount of all its claims against the Distributor, and this Guarantee shall be a security to Canon for the payment of any ultimate balance that may remain due to Canon from the Distributor.

      D. In order to give effect to the Guarantee, the Guarantor declares that Canon shall be at liberty to act as though it were the principal debtor and the Guarantor hereby

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           waives all and any of its rights as Guarantor which may at any time be inconsistent with any of the above provisions.

      E. Enforcement of this agreement will be made under English law in the United Kingdom. Canon shall have the right to assign the benefit and any liability arising under the guarantee to another company within the Canon Group or its agents.

      F. The Guarantor may cancel this Guarantee prospectively as to future orders by the Distributor upon thirty (30) days prior written notice to Canon. However, no such cancellation shall impair or affect sums guaranteed by the Guarantor hereunder prior to the giving of such notice.

           Such notice shall be sent by Air Mail letter for the attention of:

           C.P. Thompson
           Credit Control Manager
           Canon (UK) Limited
           Canon House
           Manor Road
           Wallington
           Surrey 6M6 0AJ

           The notice shall simultaneously be addressed to the above party by facsimile using the following number 44-81773-2156.

      G. Canon shall serve notice of its intention to enforce the Guarantee by Air Mail letter for the attention of:

           Name David O. Schupp   Title    Finance, Treasurer
                ---------------            ------------------

           Address   5855 Interface Drive, Ann Arbor, Michigan 48103
                     ------------------------------------------------

           The notice shall simultaneously be addressed to the above party by facsimile using the following number 313-769-1047.

      H. This Guarantee replaces any prior Guarantees from Interface Systems, Inc. that are held by Canon (UK) Limited.



Dated:     November 18, 1994              Signed:  /s/David O. Schupp
           ----------------------------            --------------------------

Position:  Treasurer                      Name:    David O. Schupp
           ----------------------------            --------------------------



UNDER THE COMMON SEAL OF INTERFACE SYSTEMS INC.